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                                                                  Exhibit 23.3

The Board of Directors
American Rivers Oil Company:


       We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated June 13, 1999, contains an explanatory paragraph that states that the Company's accumulated deficit, recurring net losses and negative cash flows from operation activities raise substantial doubt about the entity's ability to continue as a going concern. Such consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                              Hein & Associates LLP

Denver, Colorado
October 14, 1999